EXHIBIT 10.54

AMENDMENT TO SERVICES AND LICENSE AGREEMENT

AMENDMENT TO SERVICES AND LICENSE AGREEMENT made as of the 1st day of June 2006 (“Effective Date of Amendment”), by CareAdvantage, Inc. (“CareAdvantage” or “CAI”), a Delaware corporation with its principal place of business at 485-C Route One South, Iselin, New Jersey 08830, and Blue Cross and Blue Shield of Texas, a division of the Health Care Service Corporation (“BCBSTX”), with its principal place of business at 901 S. Central Expressway, Richardson, Texas 75030.
WHEREAS, BCBSTX and CareAdvantage have entered into a Services and License Agreement as of August 18, 2003 (the “Agreement”), which Agreement has from time-to-time been modified to provide for Additional Services;
WHEREAS, the parties desire to further amend the Agreement to provide for bi-monthly updates of paid claims data, to clarify Portal availability, to provide for performance guarantees, to provide for certain reports and the processing of data from certain PBMs and to extend the term of the Agreement;

WHEREAS, the parties also desire to amend the compensation payable under the Agreement;

NOW, THEREFORE, in consideration of the premises the parties agree as follows:

1. Bi-Monthly Processing of Paid Claims Data. Commencing as of the Effective Date of the Amendment, Attachment 1.2 of the Agreement is amended in its entirety as provided in Attachment 1.2 attached hereto.

2. Portal Availability. Commencing as of the Effective Date of the Amendment:

a. Section 2.7 of the Agreement is amended by adding to the heading, immediately prior to the period, the following: “; Portal Access and Performance Guarantee”;

b. The existing text of Section 2.7 (exclusive of the heading) is re-designated 2.7.1, and immediately thereafter there is added new Sections 2.7.2 and 2.7.3 as follows:

2.7.2   CareAdvantage will use commercially reasonable efforts to ensure that the Portal is accessible for a minimum of 99% of scheduled uptime (the “Portal Service Levels”). Scheduled uptime shall consist of 9:00 a.m. to 9:00 p.m. Eastern Time, Monday through Friday. Access to the Portal generally will be available at times other than scheduled uptime, except when CareAdvantage is conducting maintenance, but CareAdvantage cannot guarantee the extent to which the Portal will be accessible at these other times. CareAdvantage will notify BCBSTX at least five (5) days in advance of any maintenance that may be required during scheduled uptime; provided, however, total down time for maintenance or other reasons shall not exceed 1% of scheduled uptime. BCBSTX acknowledges and agrees that access to the Internet is subject to unexpected outages due to equipment failure that can occur through a variety of external causes, and which may have an affect on CareAdvantage’s ability to satisfy the Portal Service Levels. BCBSTX agrees that CareAdvantage is not responsible for any unexpected outages of the Portal caused by external circumstances beyond CareAdvantage’s control. BCBSTX may contact CareAdvantage to report problems with Portal access anytime twenty-four hours a day. CareAdvantage will use all commercially reasonable efforts in restoring unscheduled outages of the Portal whenever they occur. If the Portal Service Levels fall below 99% of scheduled uptime in one or more monthly periods, CareAdvantage will (i) use all reasonable efforts to diagnose the problem(s) causing the excessive downtime, as required, and (2) prepare and implement a remediation plan to resolve the issues. If, notwithstanding CareAdvantage’s remediation efforts, Portal Service Levels continue below 99% for a period of ninety (90) days or more, BCBSTX may terminate the Agreement for cause, providing no further cure period, and pursue all of its available remedies at law and equity.

2.7.3  In the event that for any month the Portal Service Level is less than 99%, then during the remainder of the term of this Agreement, if for any subsequent month the Portal Service Level is again below 99%, the compensation payable pursuant to Section 4.1 for such subsequent month shall be reduced as follows:

less than 99% but at least 96%	2%
less than 96% but at least 90%	5%
less than 90% but at least 80%	10%
less than 80% but at least 70%	25%
less than 70%	100%

CareAdvantage will monitor continuously during scheduled uptime network server availability as well as Portal Application availability. Monitoring Portal Application availability encompasses testing the Portal for login success and a sample data query for backend database availability. CareAdvantage will maintain data logs and will upon BCBSTX’s request provide it reports as to server availability and Portal Application availability. In computing the Portal Service Level for any month, such data logs shall be conclusive as to the extent of network server availability and Portal Application availability. No reduction in compensation shall be made to the extent the Portal Service Level was affected by matters beyond CareAdvantage’s control as provided by Section 8.10.

3. Term. Commencing as of the Effective Date of the Amendment, Section 5.1 is amended by substituting “May 31, 2009” for “the third anniversary of the Effective Date.”

4. Compensation. Commencing as of the Effective Date of the Amendment:

a. Section 4.1 of the Agreement is amended in its entirety as follows:

4.1. Generally. BCBSTX shall pay CareAdvantage for the services and license provided under this Agreement, as amended, $* PMPM for each member in the Covered Population; provided, however, that in the event BCBSTX, in accordance with Attachment 1.2, provides CareAdvantage with Incremental claims data, then in lieu of the foregoing the fee shall be $* PMPM for each member in the Covered Population. Notwithstanding the foregoing, because BCBSTX intends to provide Incremental claims data commencing August 2006, the parties have agreed that the payments due June 1, July 1 and August 1, 2006, shall be computed at the Incremental claims data rate of $* PMPM; provided, however, that in the event BCBSTX fails to provide CareAdvantage with Incremental claims data for August 2006, then the amounts due for June, July and August 2006 shall be retroactively adjusted to the $* PMPM rate, and the resulting amount owing shall be paid with the amount otherwise due on September 1, 2006. During the term of this Agreement, compensation shall be payable without invoice monthly commencing on the 1st day of June 2006, and on the 1st day of each subsequent month; payment for the month commencing June 1, 2006, shall be $* (which assumes * members). Payments made pursuant to the foregoing sentence shall be reconciled to the BCBSTX Data that BCBSTX makes available to CareAdvantage pursuant to Attachment 1.2, and CareAdvantage shall pay any reconciling adjustment to BCBSTX within thirty (30) days of its making a determination that such adjustment is owing, and BCBSTX shall pay any reconciling adjustment to CareAdvantage within thirty (30) days of CareAdvantage’s notifying it in writing that such adjustment is owing.

b. Section 4.4.1 is amended in its entirety as follows:

4.4.1. On Account of Changes in BCBSTX Covered Population. CareAdvantage’s compensation under Section 4.1 has been determined by assuming that the Covered Population contains at least 2,500,000 members but not more than 3,500,000 members. If the number of members in the Covered population falls below 2,500,000 members or increases beyond 3,500,000 members, then in lieu of the amounts provided by Section 4.1, the rate shall be determined in accordance with Attachment 4.4.1.

c. Section 4.4.2 is amended by inserting “of the Amendment” immediately after “Effective Date”.

d. Attachment 4.2 is amended in its entirety as attached hereto.

e. Attachment 4.4.1 is amended in its entirety as attached hereto.

5. Except to the extent set forth herein, the Agreement, as amended, shall remain in full force and effect.

This Amendment may be executed in several counterparts, each of which is an original but all of which shall constitute one and the same instrument.

In WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

CAREADVANTAGE, INC.	BLUE CROSS AND BLUE SHIELD OF TEXAS, A DIVISION OF HEALTH CARE SERVICE CORPORATION

BY: /s/ Dennis J. Mouras	BY: /s/ Carolyn Dawson
TITLE: CEO	TITLE: Vice president, UMPS

ATTACHMENT 1.2

RECURRING SERVICES

Generally

During the term of this Agreement, no later than the 15th day of June, August, October, December, February, and April, BCBSTX will provide CareAdvantage with “Incremental” or “Non-Incremental” claims data in accordance with the Claims Data Specifications set forth in Attachment 1.2.1 for all claims in the Covered Population. “Incremental” data are data for the Covered Population that includes only data from the time that BCBSTX last provided CareAdvantage with its data; “Non-Incremental” data are data for the Covered Population that are not Incremental data. Upon CareAdvantage’s receipt of this data, CareAdvantage will:

•	Load data into data processing environment
•	Conduct technical and initial clinical review of data (review for completeness)
•	Run data through conversion program
•	Validate data conversion
•	Prepare\run data files though CRG algorithms
•	Validate CRG assignments (validity check)
•	Program reports to generate analyses with updated data elements
•	Review RPNavigator analyses results
•	Move into production environment
•	Deliver observations summary report (which would address significant changes from previous periods)

CareAdvantage will conduct at least one day of on-site consulting two times per year, including data analytical and operational integration reviews.

During the term of this Agreement, CareAdvantage will maintain telephone support for technical and clinical inquiries 9:00 a.m. through 9:00 p.m., Eastern Time, Monday through Friday.

PBM Data

BCBSTX may include in the BCBSTX Data data from the following four external PBMs: Merck-Medco, Express Scripts, PharmaCare and CareMark, and at BCBSTX’s option by notifying CareAdvantage, Scriptcare and Rxedo, two additional external PBMs. BCBSTX shall deliver data from such external PBMs in the form specified at Attachment 1.2.1 at the same time it delivers the remaining BCBSTX Data. At the election of BCBSTX, in connection with any bi-monthly processing of BCBSTX data, CareAdvantage shall perform the data cleansing and formatting responsibilities regarding data from such external PBMs; in such case, BCBSTX shall pay CareAdvantage the sum of $* for each bi-monthly data cleansing and formatting provided by CareAdvantage. In addition, for implementation services regarding CareMark, BCBSTX shall make a one-time payment to CareAdvantage of $*within 30 days of the execution of this Amendment; and in the event BCBSTX opts to include data from Scriptcare and/or Rxedo, BCBSTX shall make a one-time payment to CareAdvantage of $* for each such additional PBM within 30 days of the date it notifies CareAdvantage of its intention to include data from such PBM.

Reports

At the request of BCBSTX, CareAdvantage will provide BCBSTX with up to fifteen (15) custom reports for the Covered Population each twelve-month period commencing on the Effective Date of Amendment.

BCBSTX shall pay CareAdvantage for the services regarding the custom reports in accordance with Attachment 4.2.

*  *  *

(CareAdvantage will provide its services in accordance with the Cycle Time Schedule set forth in Attachment 1.2.2. Except as contemplated by the Claims Data Specifications set forth in Attachment 1.2.1, the Cycle Time Schedule assumes (a) that there has been no change in BCBSTX’s claims system(s) and business rules from those provided by BCBSTX to CareAdvantage on or before August 18, 2003, and (b) that there has been no change in the claims system(s) and business rules of the four external PBMs specified in this Attachment subsequent to CareAdvantage’s set-up to receive data from such PBMs. In the event of any such change, that schedule is subject to adjustment, and any additional services required by CareAdvantage on account of such changes will be billed in accordance with Attachment 4.2.)

ATTACHMENT 1.2.1

CLAIMS DATA SPECIFICATIONS

* The Claims Data Specifications have been deleted in their entirety

ATTACHMENT 1.2.2

CYCLE TIME SCHEDULE

FILE TYPE/ PROCESS STEP	STANDARD CYCLE TIME BUSINESS DAYS	DEPENDENCIES & NON STANDARD ISSUES	BCBSTX CYCLE TIME BUSINESS DAYS
LOAD DATA EXTRACT	1 Day
Upon receipt of files from BCBSTX in accordance with BCBSTX’s schedule to send data to CAI, as specified in Attachment 1.2, Recurring Services.

If all data files are not received on the same day, the process is delayed until all data is received. >
Add 3-5 Days

ASSESS DATA EXTRACT	2 Days	< Complete/valid data received Note missing files/data elements; advise client, delay start until data rec’d If any issues >	Add 2-3 Days

MEMBERSHIP	2 Days	Prepare Membership Files before processing Eligibility/Claims If any issues >	Add 2-3 Days

ELIGIBILITY	2 Days (simultaneous) not counted in Total	Process Eligibility simultaneous w/Claims If any issues >	Add 2-3 Days

PHARMACY CLAIMS
- INTERNAL	5 Days	< Prep Internal Rx Files
- EXTERNAL		Prep External Rx Files >	Add 6-10 Days # of days depends on: -# of external files -if new PBM or update of prior external PBM -# of crosswalks
All Rx Claims must be prepped and internal/external combined before CRxG Algorithm Processing
CRxG ALGORITHM	10 Days (simultaneous) not counted in Total	Processing time is affected by size of membership and # Analysis Periods; simultaneous w/Med Claims-next

MEDICAL CLAIMS
- INTERNAL	10-12 Days	< Prep Internal Medical Files
- EXTERNAL		Prep External Medical Files >	Add 5-6 Days # of days depends on: -# of external files -if new or update of previous files - # of crosswalks
All Medical Claims must be prepped and internal/external combined before CRG Algorithm Processing

PROVIDER	1 Day (simultaneous) not counted in Total	Prep/process Files simultaneous w/Claims

CRG GROUPER PROCESSING	3-4 Days	All above steps must be completed before proceeding to remaining steps below

POST GROUPER PROCESSING	2 Days

TABLE/APPL LOADING	3-5 Days

CAI UAT and Application Refinements	3 Days	UAT/Application refinements can take longer; when RPNavigator calculations are implausible, due to shortcomings in standard BCBSTX data extract, rework/delays occur >	# days delay depends on significance of data issues discovered; some issues cannot be identified until data is in RPNavigator

BCBSTX UAT	3 Days

PRODUCTION LOAD/TEST	1 Day

TOTALS	35-40 Days		20-30 Additional days

Notwithstanding any provision of this Attachment to the contrary, (a) in the event that BCBSTX fails to deliver all data files within two (2) business days of the due date, or (b) in the event that BCBSTX fails to meet more than one of the dependencies described above, then in lieu of the additional time for performance set forth above, CareAdvantage will process the BCBSTX Data to completion as soon as commercially possible given its contractual commitments to its other clients.

In the event that for any scheduled data run the preceding paragraph does not apply to postpone CareAdvantage’s processing the BCBSTX Data because of BCBSTX’s timely and complete performance, and in the further event that CareAdvantage fails to make the newly-processed BCBSTX Data available through RPNavigator within ten (10) business days of the due date indicated by this Attachment, then CareAdvantage shall pay BCBSTX the sum of $* (which amount shall be paid by BCBSTX’s reducing the amount next due to be paid CareAdvantage under this Agreement). The foregoing sentence, however, shall not apply to the first data run in which BCBSTX provides Incremental claims data.

ATTACHMENT 4.2

FEES FOR ADDITIONAL SERVICES

Consulting Level	Daily Rates
Analyst	$ *
Consultant	$ *
Sr. Consultant	$ *
Manager	$ *
Sr. Manager	$ *
Director	$ *
Sr. Medical Director	$ *
Vice President	$ *
VP, National Medical Director	$ *

ATTACHMENT 4.4.1

PMPM RATE SCHEDULE
FOR SIGNIFICANT CHANGES IN THE COVERED POPULATION

Covered Population	Incremental Data PMPM Fees	Non-Incremental Data PMPM Fees

100,000-199,999	$ *	$ *
200,000-299,999	$ *	$ *
300,000-399,999	$ *	$ *
400,000-499,999	$ *	$ *
500,000-599,999	$ *	$ *
600,000-699,999	$ *	$ *
700,000-799,999	$ *	$ *
800,000-899,999	$ *	$ *
900,000-999,999	$ *	$ *
1,000,000-1,499,999	$ *	$ *
1,500,000-1,999,999	$ *	$ *
2,000,000-2,499,999	$ *	$ *
2,500,000-3,500,000	$ *	$ *
3,500,000-4,500,000	$ *	$ *
> 4,500,000	$ *	$ *